Exhibit 99.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

NEWS RELEASE	POC24-0016
FOR IMMEDIATE RELEASE	Monday, September 30, 2024

Precision Optics Reports Fourth Quarter and Fiscal Year 2024 Financial Results

Conference Call Scheduled for today, September 30, 2024, at 5:00pm ET.

GARDNER, MA, September 26, 2024. Precision Optics Corporation, Inc. (NASDAQ: POCI), a leading designer and manufacturer of advanced optical instruments for the medical and defense/aerospace industries, announced operating results on an unaudited basis for its fourth quarter and fiscal year ended June 30, 2024.

FY 2024 Financial Highlights (Year Ended June 30, 2024):

•	Revenue was $19.1 million compared to $21.0 million in the previous fiscal year. Revenue of $19.1 million, exceeded the high end of the expected range announced on August 14, 2024 of $18.9 million.
•	Production revenue was $10.8 million, a decrease of 25% compared to the previous fiscal year.
•	Engineering revenue was a record $8.3 million, an increase of 24% compared to the previous fiscal year.
•	Gross margin was 30.3% compared to 36.8% in the previous fiscal year, which included a one-time sale of $600,000 in technology rights relating to a single-use medical device..
•	Net loss was ($3.0) million which compared to net loss of ($0.1) million in the previous year.
•	Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and other income, was $(1.6) million, compared to $0.5 million in the previous fiscal year.

Q4 FY2024 Financial Highlights (3 Months Ended June 30, 2024):

•	Revenue was $4.7 million compared to $5.0 million in the same quarter of the previous fiscal year. Revenue of $4.7 million exceeded the implied high end of the range we announced on August 14, 2024 of 4.5 million.
•	Engineering revenue was $1.9 million compared to $1.4 million in the same quarter of the previous fiscal year.
•	Production revenue was $2.8 million compared to $3.6 million in the same quarter of the previous fiscal year.
•	Gross margins were 21.7% compared to 35.0% in the same quarter of the previous year.
•	Net loss for the quarter was ($1.4) million, compared to $(0.1) million in the same quarter of the previous year.
•	Adjusted EBITDA was $(1.1) million for the quarter compared to $(0.4) million in the same quarter of the previous year.

Recent Additional Highlights:

•	In May 2024, the Company announced the receipt of a $9 million production order for a high volume single-use cystoscopy surgery program. The program began production shipments of product in July, 2024.
•	Subsequent to the end of the fiscal year, in August 2024 the Company announced a closing of a $1.4 million registered direct offering of common stock, which included participation from directors and officers.

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Precision Optics' CEO, Joseph Forkey, commented, “Upon exiting fiscal 2023, we were facing the loss of several significant programs that would not be continuing in fiscal 2024, totaling more than $7 million in annualized revenue. Due to the strength of our engineering pipeline, we backfilled a significant portion of the shortfall with record levels of product development revenue coupled with new products entering production. Currently several programs are transitioning from the development phase to production, including the program associated with the $9 million purchase order we announced in May. We have now reached a new phase for the Company, with a sizeable and growing base of production programs and product development revenue continuing at the record levels we achieved last year.”

“As we look forward to fiscal 2025, we expect our first quarter revenue will be in the range of $4.2 to $4.4 million, relatively flat compared to the previous year’s first quarter. Revenue for the first quarter was impacted by certain challenges in the start-up and ramp of key production programs. However, these issues are mostly now resolved, and with the growth of production and ongoing strong product development sales, we expect double digit revenue growth for fiscal 2025 with significant increases in revenue beginning with the second quarter of fiscal 2025,” Dr. Forkey concluded.

The following table summarizes the fourth quarter (unaudited) and fiscal year to date results for the periods ended June 30, 2024, and 2023:

	Three Months		Year
	Ended June 30		Ended June 30
	2024	2023	2024	2023
Revenues	$4,716,226	$5,024,140	$19,104,350	$21,044,467

Gross Profit	1,024,451	1,934,945	5,797,777	7,909,956

Stock Compensation Expenses	210,393	139,686	959,784	884,066
Other	2,170,410	2,407,733	7,562,326	7,664,437
Total Operating Expenses	2,380,803	2,547,419	8,522,110	8,548,503

Operating Income (Loss)	(1,356,352)	(612,475)	(2,724,333)	(638,548)

Net Income (Loss)	(1,411,106)	(96,125)	(2,951,377)	(144,613)

Income (Loss) per Share
Basic & Fully Diluted	$(0.23)	$(0.02)	$(0.49)	$(0.03)

Weighted Average Common Shares Outstanding
Basic & Fully Diluted	6,071,846	5,666,034	6,068,329	5,666,034

Note: The Common Shares in this table reflect shares on a post reverse split basis for all periods presented.

Conference Call Details

Date and Time: Monday, September 30, at 5:00pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 735-3662 or
(412) 317-5705.

Live Webcast Information: Interested parties can access the conference call via a live webcast, which is available at https://app.webinar.net/0Aa98ozwG53.

Replay: A teleconference replay of the call will be available until October 3, 2024, at (877) 344-7529 or (412) 317-0088, replay access code 7367981. A webcast replay will be available at https://app.webinar.net/0Aa98ozwG53.

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About Precision Optics Corporation

Founded in 1982, Precision Optics is a vertically integrated optics company primarily focused on leveraging its proprietary micro-optics and 3D imaging technologies to the healthcare and defense/aerospace industries by providing services ranging from new product concept through mass manufacture. Utilizing its leading-edge in-house design, prototype, regulatory and fabrication capabilities as well as its Lighthouse Imaging division's electronic imaging expertise and its Ross Optical division's high volume world-wide sourcing, inspecting and production resources, the Company designs and manufactures next-generation product solutions for the most challenging customer requirements. Within healthcare, Precision Optics enables next generation medical device companies around the world to meet the increasing demands of the surgical community who require more enhanced and smaller imaging systems for minimally invasive surgery, including single-use medical devices, as well as 3D endoscopy systems to support the rapid proliferation of surgical robotic systems. In addition to these next generation applications, Precision Optics has supplied top tier medical device companies with a wide variety of optical products for decades, including complex endocouplers and specialized endoscopes. The Company is also leveraging its technical proficiency in micro-optics to enable leading edge defense/aerospace applications which require the highest quality standards and the optimization of size, weight and power. For more information, please visit www.poci.com.

Non-GAAP Financial Measures

Precision Optics has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the Unites States of America (“non-GAAP”). The non-GAAP financial measure is Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Adjusted EBITDA also excludes from Net Income (Loss) the effect of stock-based compensation, restructuring and other acquisition-related items.

This non-GAAP financial measure assists Precision Optics management in comparing its operating performance over time because certain items may obscure the underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete acquisition or restructuring plans that are fundamentally different from the ongoing productivity of the Company. Precision Optics management also believes that presenting this measure allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measure presented above to GAAP results has been provided in the financial tables included with this press release.

About Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company's intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company's future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by the Company's management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous risk factors, including those risks discussed in the Company's annual report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement, except as required by law.

Company Contact:

PRECISION OPTICS CORPORATION

22 East Broadway

Gardner, Massachusetts 01440-3338

Telephone: 978-630-1800

Investor Contact:

LYTHAM PARTNERS, LLC

Robert Blum

Telephone: 602-889-9700

poci@lythampartners.com

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PRECISION OPTICS CORPORATION, INC.

Consolidated Balance Sheets at June 30, 2024 and 2023

	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$405,278	$2,925,852
Accounts receivable, net of allowance for credit losses of $118,872 at June 30, 2024 and $606,715 at June 30, 2023	3,545,491	3,907,407
Inventories	2,868,100	2,776,216
Prepaid expenses	299,364	249,681
Total current assets	7,118,233	9,859,156

Fixed Assets:
Machinery and equipment	3,341,194	3,227,481
Leasehold improvements	810,914	825,752
Furniture and fixtures	416,425	242,865
	4,568,533	4,296,098
Less—Accumulated depreciation and amortization	4,074,960	3,862,578
Net fixed assets	493,573	433,520

Operating lease right-of-use asset	189,999	358,437
Patents, net	286,559	265,111
Goodwill	8,824,210	8,824,210

TOTAL ASSETS	$16,912,574	$19,740,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving line of credit	$1,000,000	$–
Current portion of capital lease obligation	41,113	43,209
Current maturities of long-term debt	276,928	513,259
Accounts payable	1,397,313	2,432,264
Customer advances	1,172,350	1,174,690
Accrued compensation and other	840,662	927,521
Operating lease liability	178,450	168,677
Total current liabilities	4,906,816	5,259,620

Capital lease obligation, net of current portion	27,369	68,482
Long-term debt, net of current maturities	1,899,052	2,175,980
Operating lease liability, net of current portion	11,549	189,760

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 6,073,939 shares at June 30, 2024 and 6,066,518 shares at June 30, 2023	60,739	60,665
Additional paid-in capital	61,197,433	60,224,934
Accumulated deficit	(51,190,384)	(48,239,007)
Total stockholders’ equity	10,067,788	12,046,592

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,912,574	$19,740,434

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PRECISION OPTICS CORPORATION, INC.

Consolidated Statements of Operations

for the Years Ended June 30, 2024 and 2023

	2024	2023

Revenues	$19,104,350	$21,044,467
Cost of goods sold	13,306,573	13,310,331

Gross profit	5,797,777	7,734,136

Research and development expenses, net	981,781	992,375
Selling, general and administrative expenses	7,540,329	7,380,309
Total operating expenses	8,522,110	8,372,684

Operating loss	(2,724,333)	(638,548)

Other income (expense)
Interest expense	(225,108)	(218,927)
Gain on revaluation of contingent earn-out liability	–	714,798

Loss before provision for income taxes	(2,949,441)	(142,677)

Provision for income taxes	1,936	1,936

Net loss	$(2,951,377)	$(144,613)

Loss per share:
Basic and fully diluted	$(0.49)	$(0.03)

Weighted average common shares outstanding:
Basic and fully diluted	6,068,329	5,666,034

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PRECISION OPTICS CORPORATION, INC.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2024 and 2023

	2024	2023
Cash Flows from Operating Activities:
Net loss	$(2,951,377)	$(144,613)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities-
Gain on revaluation of contingent earn-out liability	–	(705,892)
Depreciation and amortization	212,382	210,735
Stock-based compensation expense	959,784	919,032
Non-cash interest expense	17,504	4,087
Changes in operating assets and liabilities:
Accounts receivable, net	361,916	(1,243,535)
Inventories	(91,884)	245,931
Prepaid expenses	(49,683)	(36,233)
Accounts payable	(1,034,951)	193,089
Customer advances	(2,340)	269,577
Accrued compensation and other	(104,363)	206,732
Net cash used in operating activities	(2,683,012)	(81,090)

Cash Flows from Investing Activities:
Additional patent costs	(21,448)	(35,713)
Purchases of property and equipment	(272,435)	(16,784)
Net cash used in investing activities	(293,883)	(52,497)

Cash Flows from Financing Activities:
Payment of capital lease obligations	(43,209)	(40,705)
Payments of long-term debt	(513,259)	(367,341)
Issuance of long-term debt	–	750,000
Payment of debt issuance costs	–	(22,275)
Payment of acquisition earn-out liability	–	(166,667)
Borrowings on revolving line of credit	1,000,000
Gross proceeds from private placements of common stock	–	2,288,281
Gross proceeds from exercise of stock options	12,789	12,397
Net cash provided by financing activities	456,321	2,453,690

Net increase (decrease) in cash and cash equivalents	(2,520,574)	2,320,103
Cash and cash equivalents, beginning of year	2,925,852	605,749

Cash and cash equivalents, end of year	$405,278	$2,925,852

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$1,936	$1,936

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PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Net Income (loss) (GAAP)	$(1,411,106)	$(96,125)	$(2,951,377)	$(144,613)

Stock based compensation	210,393	149,242	959,784	919,032

Depreciation and amortization	55,796	53,442	212,382	218,927

State Income Taxes	1,936	1,936	1,936	1,936

Revaluation of earn-out liability	–	(571,838)	–	(714,798)

Interest expense	52,818	53,552	225,108	210,735

Adjusted EBITDA (non-GAAP)	$(1,090,163)	$(409,791)	$(1,552,167)	$491,219

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